P R O X Y

Exhibit 99.2

Screaming Eagle Acquisition Corp.

955 Fifth Avenue,

New York, New York 10075

NOTICE OF EXTRAORDINARY GENERAL MEETING OF PUBLIC

WARRANTHOLDERS OF SCREAMING EAGLE ACQUISITION CORP.

TO BE HELD ON [●], 2024

To the Public Warrantholders of Screaming Eagle Acquisition Corp. (“SEAC”):

NOTICE IS HEREBY GIVEN that the extraordinary general meeting (the “SEAC Public Warrantholders’ Meeting”) of holders of SEAC Public Warrants (as defined below and such holders, the “SEAC Public Warrantholders”) will be held at [●], Eastern Time, on [●], 2024, at the offices of White & Case LLP, located at 1221 Avenue of the Americas, New York, New York 10020, or such other date, time and place to which such meeting may be adjourned. SEAC is also planning for the meeting to be held virtually pursuant to the procedures described in the accompanying proxy statement/prospectus, but the physical location of the meeting will remain at the location specified above for the purposes of Cayman Islands law and SEAC’s Amended and Restated Memorandum and Articles of Association (the “SEAC Articles”).

(Continued and to be marked, dated and signed on reverse side)

At the SEAC Public Warrantholders’ Meeting, SEAC Public Warrantholders will be asked to consider and vote upon the following proposals:			Please mark vote as indicated in this example	☒

1.	Warrant Agreement Amendment Proposal — A proposal to approve and adopt an amendment to the terms of the warrant agreement that governs all of SEAC’s warrants (the “ SEAC Warrant Agreement ”) in the form attached as Annex F to the proxy statement/prospectus to provide that, before the SEAC Merger, each of the then outstanding whole public warrants of SEAC (such warrants being the warrants of SEAC issued in SEAC’s initial public offering that was consummated on January 10, 2022 (the “ SEAC IPO ”), which entitle the holder thereof to purchase one Class A ordinary shares, par value $0.0001 per share, of SEAC (an “SEAC Class A Ordinary Share ”), at an exercise price of $11.50 per share (the “ SEAC Public Warrants ”)), will be exchanged by such holder for cash in the amount of $0.50 per whole SEAC Public Warrant (the “ SEAC Warrant Agreement Amendment ”). The SEAC Warrant Agreement Amendment will be contingent upon the SEAC Shareholder Approval and consummation of the Business Combination (the “Warrant Agreement Amendment Proposal” or “Warrantholder Proposal No. 1 ”).	FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	Warrantholder Adjournment Proposal — If put to SEAC Public Warrantholders for a vote, a proposal to approve, by Ordinary Resolution, the adjournment of the SEAC Public Warrantholders’ Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Warrant Agreement Amendment Proposal or SEAC determines that one or more of the Closing conditions under the Business Combination Agreement is not satisfied or waived (the “Warrantholder Adjournment Proposal” or “Warrantholder Proposal No. 2” and, together with the Warrant Agreement Amendment Proposal, the “Warrantholder Proposals”).	FOR ☐	AGAINST ☐	ABSTAIN ☐

Dated:	, 2024

Signature

(Signature if held Jointly)
Signature should agree with named printed hereon. If stock is held in the name of more than one person, EACH joint owner should sign above. Executors, administrators, trustees, guardians and attorneys should indicate the capacity in which they sign. Attorneys should also submit powers of attorney.